EX-99.e.2

NOMURA FUNDS

dealer’s Agreement

We are the national distributor for all of the shares of all of the Classes (now existing or hereafter added) of all of the Nomura Funds which retain us to act as exclusive national distributor. The term “Fund” as used in this Agreement refers to each Nomura Fund that retains us to promote and sell its shares, and any Fund that may hereafter be added to the Nomura Funds to retain us as national distributor. The term “Class” as used in this Agreement refers to a class of shares of a Fund as described in the Fund’s prospectus. You, a broker/dealer (“you”), have indicated that you wish to act as agent for your customer(s) (the “customer(s)”) in connection with the purchase, sale and redemption of Fund shares and/or desire to provide certain services to your customers relating to their ownership of Fund shares, all in accordance with the terms of this Agreement.

AGENT FOR CUSTOMERS: In placing orders for the purchase and sale of Fund shares, you will be acting solely as agent for your customers and will not have any authority to act as agent for us, any of the Funds or any of our affiliates or representatives. Each transaction in Fund shares will be initiated solely upon the order of a customer, or by you pursuant to a written agreement with a customer giving you investment discretion to act on such customer’s behalf, and shall be for the account of a customer. You also agree that you will refrain from placing orders with us that you have received from your customers for your own gain. Neither you nor any of your employees or agents are authorized to make any representations concerning the Funds or Fund shares except those contained in the then current Prospectus and Statement of Additional Information (“Prospectus”). All references in this Agreement to the “Prospectus” refer to the then current version of the Summary Prospectus and the Statutory Prospectus and includes the Statement of Additional Information incorporated by reference therein and any stickers or supplements thereto. In purchasing Fund shares your customers may rely only on such authorized information.

OFFERING PRICE TO PUBLIC: Orders for shares received from you and accepted by a Fund or its agent, will be at the public offering price applicable to each order as set forth in that Fund’s Prospectus. The manner of computing the net asset value of shares, the public offering price and the effective time of orders received from you are described in the Prospectus for each Fund. We reserve the right, at any time and without notice, to suspend the sale of Fund shares.

CONCESSIONS TO YOU: You will be entitled to deduct the applicable concession as set forth in the then current Prospectus of a Fund from the purchase price of certain purchase orders placed by you for shares of a Fund having a sales charge. We reserve the right from time to time, without prior notice, to modify, suspend or eliminate such concessions by amendment, sticker or supplement to the Prospectus for the Fund. The concession will not exceed the maximum limits on sales charges specified in Rule 2341 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). You will not accept any fee otherwise allowed under the terms of this Agreement, for any shares purchased under this

Agreement, if prohibited by the Employee Retirement Income Security Act or trust or similar laws to which you are subject, in the case of purchases or redemptions of Fund shares involving retirement plans, trusts or similar accounts. You will make payments for Fund shares in the manner described in the PAYMENT section below. If any shares confirmed to you under the terms of this Agreement are redeemed or repurchased by the Fund or by us as agent for the Fund, or are tendered for redemption or repurchase, within seven business days after the date of our confirmation of the original purchase order, you shall promptly refund the concession allowed to you on such shares. It is understood that for the purposes hereof, no Fund share shall be considered to have been sold by you and no concession shall be payable to you with respect to any order for Fund shares which is rejected by us or the Fund. Any consideration that you may receive in connection with a rejected purchase order shall be returned to us promptly. We reserve the right to deduct any amount that should be returned to us pursuant to this Paragraph from any present or future commission due to you.

PURCHASE PLANS: The purchase price on all orders placed by you and any concessions or other fees otherwise due to you under this Agreement will be subject to the then current terms and provisions of any applicable special plans and accounts (e.g., volume purchases, letters of intent, rights of accumulation, combined purchases privilege, exchange and reinvestment privileges and retirement plan accounts) as set forth from time to time in the Prospectus. You agree to notify us when an order is placed if it qualifies for a reduced sales charge under any of these plans. We reserve the right, at any time, without prior notice, to modify, suspend or eliminate any such plans or accounts by amendment, sticker or supplement to the Prospectus for the Fund.

SALES, ORDERS AND CONFIRMATIONS: In offering Fund shares to the public or otherwise, you shall act as agent for your own account, and in no transaction shall you have any authority to act as agent for the Fund, for any other selected dealer or for us. No person is authorized to make any representations concerning the shares of the Fund except those contained in the Prospectus and in written information issued by the Fund or by us as a supplement to such Prospectus. In purchasing Fund shares, you shall rely only on such representations.

All sales must be made subject to confirmation and orders are subject to acceptance or rejection by the Fund in its sole discretion. Your orders must be wired, telephoned or written to the Fund or its agent or placed via National Securities Clearing Corporation (“NSCC”) Fund/Serv system. You agree to place orders for the same number of shares sold by you at the price at which such shares are sold. We will not accept any conditional orders. You agree that you will not purchase Fund shares except for investment or for the purpose of covering purchase orders already received and that you will not, as principal, sell Fund shares unless purchased by you from the Fund under the terms hereof. You also agree that you will not withhold placing with us orders received from your customers so as to profit yourself from such withholding. Each of your orders shall be confirmed by you in writing on the same day, and you shall be responsible for the accuracy, timeliness and completeness of any order transmitted by you. We shall not be responsible for any loss related to a failure of electronic transmission. You agree that any purchase or redemption orders that you send to the Fund to be priced at that day’s net asset value will have been received before the close of the New York Stock Exchange’s (“NYSE”) regular trading hours (ordinarily 4:00 P.M. Easter Standard Time) on such day. You agree that you will maintain appropriate documentation as to the timing of order instructions and make the same available to us upon our reasonable request therefor. It is agreed and understood that, whether shares are registered in the purchaser’s name, in your name or in the name of your nominee, your customer will have full beneficial ownership of the Fund shares.

PAYMENT: The shares purchased by you hereunder shall be paid for in full at the public offering price, less any concession to you as set forth above, via the NSCC net settlement process or by wire or by check payable to the Fund, at its office within three business days after our acceptance of your order. If not so paid, we reserve the right to cancel the sale and to hold you responsible for any loss sustained by us or the Fund (including lost profit) as a result of your failure to make such payment. You shall not be entitled to the benefit, whether by offset or otherwise, resulting from any increase in asset value of Fund shares for which we have not received payment.

REDEMPTION: The Prospectus describes the provisions whereby the Fund, under all ordinary circumstances, will redeem shares held by shareholders on demand. You acknowledge that the Funds have the right to delay payment of redemptions per the Funds’ Prospectus. You agree that you will not make any representations to shareholders relating to the redemption of their shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund, to which it refers, and that you will quote as the redemption price only the price determined by the Fund. You shall not repurchase any shares from your customers at a price below the next quoted price by the Fund for redemption. You may, however, repurchase shares from your customers at the price next quoted by the Fund and charge your customers a reasonable fee for services in connection with the repurchase by you of such shares. You may hold such repurchased shares only for investment purposes or submit such shares to the Fund for redemption.

12b-1 PLAN: With respect to any Fund that offers shares of classes for which Distribution Plans have been adopted pursuant to Rule 12b-1 (individually a “12b-1 Plan”) of the Investment Company Act of 1940 (the “1940 Act”), we expect you to provide distribution and marketing services in the promotion of the Fund’s shares. In consideration of your receipt of distribution fees and/or the receipt of service fees as set forth under 12b-1 Plan(s) applicable to the class or classes of Fund shares purchased by your customers, we expect you to provide administrative and other services to your customers who own Fund shares, including, but not limited to assisting in changing dividend options, account designations and addresses maintaining accounts or such other services as the Fund may require, to the extent permitted by applicable statutes, rules or regulations. In consideration of such services we will pay you a fee, as established by us from time to time, based on a portion of the net asset value of the accounts of your customers in the Fund. We are permitted to make this payment under the terms of the 12b-1 Plans adopted by certain of the Funds, as such Plans may be in effect from time to time. The 12b-1 Plans in effect on the date of this Agreement are described in the Funds’ Prospectuses. Each Fund reserves the right to terminate or suspend its 12b-1 Plan at any time as specified in the Plan and we reserve the right, at any time, without notice, to modify, suspend or terminate payments hereunder in connection with such 12b-1 Plan. You will furnish the Fund and us with such information as may be reasonably requested by the Fund or its directors or trustees or by us with respect to such fees paid to you pursuant to this Agreement.

GENERAL COMPLIANCE: To the extent that you are subject to the USA PATRIOT ACT, FINRA Rules and/or NYSE Rules, including, without limitation, rules requiring you to implement an Anti-money Laundering Program and a Customer Identification Program (“CIP”), you are, and will remain, in compliance with such Act or Rules. Specifically, you warrant that to the extent that you are required under such Act or rules to (a) provide notice of CIP to your customers, (b) obtain required identifying data elements for each new customer, (c) reasonably verify the identity of each new customer (using data elements), and (d) take appropriate action with respect to customers in cases where identity cannot be verified, that you will take the actions described in (a) through (d) above, as appropriate. In addition to the extent applicable, you shall be solely responsible for complying with the requirements of Regulation Best Interest in making any recommendations for the purchase and sale of Fund shares to retail customers.

LEGAL COMPLIANCE: This Agreement and any transaction with, or payment to, you pursuant to the terms hereof is conditioned on your representation to us that, as of the date of this Agreement you are, and at all times during its effectiveness you will be: (a) a registered broker/dealer under the Securities Exchange Act of 1934, as amended, and qualified under applicable state securities laws in each jurisdiction in which you are required to be qualified to act as a broker/dealer in securities, and a member in good standing of FINRA; or (b) a foreign broker/dealer not eligible for membership in the FINRA and otherwise in compliance with applicable U.S. federal and state securities laws. You agree to notify us promptly in writing and immediately suspend sales of Fund shares if this representation ceases to be true. You also agree that, whether or not you are a member of the FINRA or a foreign broker/dealer not eligible for such membership, you will comply with applicable FINRA Rules including, in particular, FINRA Rules 2111, 2341, and 2342, and that you will maintain adequate records with respect to your customers and transactions with the Funds. You agree to comply with all applicable terms of the Funds’ Prospectuses, and you agree to cooperate with any efforts initiated by the Funds and/or their agents to identify and prevent abusive or disruptive trading practices as described in the Funds’ prospectuses, including, but not limited to, activities such as “market-timing”, short-term trading, excessive trading, and late trading (“Abusive Trading Practices”). You shall cooperate with any requests made by the Funds and/or their agents towards this end, including providing the Funds and/or their agents with information about the trading history of any particular shareholder that you maintain on your recordkeeping systems. You represent that you have reviewed your policies and procedures to ensure that they are reasonably designed to prevent Abusive Trading Practices. You agree to make any changes to your policies and procedures necessary to comply with any laws or regulations applicable to any party to this Agreement and/or the Funds that relate to the performance of services under this Agreement.

BLUE SKY MATTERS: We shall have no obligation or responsibility with respect to your right to sell Fund shares in any state or jurisdiction. Upon your request, we may furnish you with information identifying the states and jurisdictions, under the securities laws of which it is believed a Fund’s shares may be sold. You will not transact orders for Fund shares in states or jurisdictions in which we indicate Fund shares may not be sold. You agree to offer and sell Fund shares outside the United States only in compliance with all applicable laws, rules and regulations of any foreign government having jurisdiction over such transactions in addition to any applicable laws, rules and regulations of the United States.

PRIVACY: Each party to this Agreement affirms that it has in place procedures that are reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accordance with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any applicable exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

CONFIDENTIALITY: Each party agrees to maintain the confidentiality of the terms of this Agreement and documents and information relating to the business of the other that are not publicly available (collectively, the “Confidential Information”). Specifically, each party will not disclose the Confidential Information of the other to any outside party (except as required by law, judicial process, or regulation) and will not use the Confidential Information of the other for any purpose other than the performance of its obligations under this Agreement or as is otherwise legally permissible. In the event that disclosure by a party of the other party’s Confidential Information is required, the disclosing party will, to the extent legally permissible, promptly give the other party prior written notice of the disclosure.

LITERATURE: We will furnish you with copies of each Fund’s Prospectus, sales literature and other information made publicly available by the Fund, upon your request. You agree to deliver a copy of the current Prospectus in accordance with the provisions of the Securities Act of 1933, as amended, to each purchaser of Fund shares for whom you act as broker. We shall file Fund sales literature and promotional material with FINRA and SEC as required. You may not publish or use any sales literature or promotional materials with respect to the Funds without our prior review and written approval.

NOTICES AND COMMUNICATIONS:

All communications from you should be addressed to us at Delaware Distributors, L.P., 100 Independence, 610 Market Street, Philadelphia, PA 19106, Attention: IntermediaryContracts@nomura.com.

Any notice from us to you shall be deemed to have been duly given if mailed to you at the address set forth below, or via electronic mail at the address set forth below or transmitted via facsimile at the number set forth below:

If via mail: ___________________________________

If via electronic mail: ___________________________

If via facsimile: ________________________________

Each of us may change the address to which notices shall be sent by notice to the other in accordance with the terms hereof.

TERMINATION: This Agreement may be terminated by either party at any time by written notice to that effect. This Agreement will terminate without notice upon the appointment of a trustee for you under the Securities

Investor Protection Act, or in the event of any other act of insolvency by you. Notwithstanding the termination of this Agreement, you shall remain liable for any amounts otherwise owing to us or the Funds for your portion of any transfer tax or other liability which may be asserted or assessed against the Fund, or us, or upon any one or more of the selected dealers based upon the claim that the selected dealers or any of them constitute a partnership, an unincorporated business or other separate entity.

AMENDMENT: This Agreement may be amended or revised at any time by us upon notice to you and, unless you notify us in writing to the contrary, you will be deemed to have accepted such modifications.

GENERAL: Your acceptance hereof will constitute an obligation on your part to observe all the terms and conditions hereof. In the event you breach any of the terms and conditions of this Agreement, you will indemnify us, the Funds, and our affiliates for any damages, losses, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to such breach and we may offset any such damages, losses, costs and expenses against any amounts due to you hereunder. Nothing contained herein shall constitute you, us and any dealers an association or partnership, and, in the event that any transfer tax or liability is asserted or assessed against the Fund, or us, or upon any one or more of the selected dealers party to an agreement with us based upon the claim that the selected dealers or any of them constitute a partnership, an unincorporated business or other separate entity, you shall be liable for any amounts otherwise owing to us or the Funds for your portion of any such transfer tax or other liability. This Agreement supersedes and replaces any prior agreement between us and you with respect to your purchase and sale of Fund shares. This Agreement is not assignable or transferable by a party without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one in the same instrument. Each party acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties may enter into similar agreements with other entities. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions. Each of the provisions set forth in this Paragraph shall survive termination of this Agreement.

Please confirm this Agreement by executing one copy of this Agreement below and returning it to us. Keep the enclosed duplicate copy for your records.

DELAWARE DISTRIBUTORS, L.P.

By:

Name:

Title:

DEALER’S AGREEMENT ACCEPTANCE

The undersigned hereby confirms the Dealer’s Agreement and acknowledges that any purchase of Fund shares made during the effectiveness of this Agreement is subject to all the applicable terms and conditions set forth in this Agreement, and agrees to pay for the shares at the price and upon the terms and conditions stated in the Agreement. The undersigned hereby acknowledges receipt of Prospectuses relating to the Fund shares and confirms that, in executing the Dealer’s Agreement, it has relied in such Prospectuses and not on any other statement whatsoever, written or oral.

INVESTMENT DEALER PLEASE SIGN HERE AND COMPLETE BELOW

(DEALER)

By:

Name:

Title:

Date:

Firm’s Tax Identification Number

Street Address

City/State/Zip